UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Equitable Resources, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear shareholder:

As we discussed, Equitable received a pay-for-superior-performance proposal from the Sheet Metal Workers Union Pension Fund. We were dismayed because we think that we are an exponent of that philosophy and were therefore not surprised to learn that the company had been selected through use of a filtering formula without analysis of our individual situation. Among other things, they do not appear to have considered the fact that the company has no SERPs or even defined benefit plans for executives nor a deferred compensation plan. We at Equitable feel quite strongly that both our long- and short-term incentive plans conform to the shareholder proposal in principle (except for the arbitrary requirement that no incentive at all be paid if company performance does not exceed peer median performance), so we want to be able to provide whatever information is necessary to assist you in reaching the conclusion that this proposal should not receive support. I have attached excerpts from our proxy describing our compensation principles and incentive plans and can provide further information, if necessary.

In our particular case, we think our past performance and the increase in shareholder value speak for themselves and strongly believe that the design of our performance-based pay programs has provided the right incentives. For example, since Mr. Gerber became Chief Executive Officer on June 1, 1998, the company’s total shareholder return through December 31, 2006 was 628.8%, while the S&P 500 Index returned only 48.7% over the same period. The company’s total shareholder return over the last five years (177%) has far exceeded the total shareholder return of the S&P 500 Index (35%) and the company’s Long-Term Peer Group (133%). During this same five year time period the market capitalization of the company has more than doubled.

In short, Equitable has a thorough-going culture of pay-for-performance, has had superior performance and provided above-market returns to its shareholders. The focus of the proposal on a single metric, and the insistence that, literally, half the companies in the peer group should not pay any short- or long-term incentive pay in any given year (because they are by definition below the median) is arbitrary and totally disenfranchises the company’s board in designing compensation programs to meet its particular objectives. We don’t think one size fits all and hope that you will agree that this proposal should not receive your support.  Do not hesitate to contact us if you have any questions or desire to discuss the issue further.

Very truly yours,

Johanna G. O’Loughlin

Senior VP, General Counsel & Secretary

Equitable Resources, Inc.

225 North Shore Drive

Pittsburgh, PA 15212

412-553-7760

joloughlin@eqt.com

Shareholder proposal—Institutional investor discussion points

•                  Have a pay-for-superior-performance proposal from the Sheet Metal Workers Union Pension Fund which seeks identified financial metrics and peer group (which Company discloses) and opposes any incentive payments if Company performance does not exceed the peer median

•                  Met with proponent to try to understand why Equitable was selected as we believe our executive pay is demonstrably tied to performance and increase in shareholder value

•                  Learned that they use a formula linked to CEO pay to identify companies and don’t study them individually before submitting a proposal;  Equitable was affected by one-time payout of multi-year plan and stock option exercise in connection with a divorce

•                  Pension fund considered withdrawing it after reviewing specific facts, but board declined to release any companies

•                  Company supports the philosophy but is forced to oppose inflexible formulaic approach that would technically mean that half the companies in an industry group would not be able to pay any incentive pay in any given year;  also deprives Compensation Committee of its role in designing appropriate compensation

•                  Would like to try to understand how your proxy voting committee addresses an issue like this and how we can help:  do you utilize outside advisors?  What are your concerns?  How can we help provide the necessary clarity?

•                  Do you have published guidelines?